Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Third Quarter and
Year-to-Date 2021 Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record third quarter and year-to-date net income.

For the quarter ended September 30, 2021, Farmers & Merchants Bancorp reported net income of $17.5 million, an increase of 18.2% from net income of $14.8 million in the third quarter of 2020. On a per share basis, earnings were $22.16, up 18.8% when compared to $18.66 per weighted average share of common stock outstanding in the third quarter of 2020.  Return on average assets for the third quarter of 2021 was 1.39%, and return on average equity was 15.64%.  Unlike many banks, the Company’s net income was not enhanced by either reversals of loan loss provision or gains on sale of investment securities during the quarter.  The Company’s net income over the trailing twelve months was $65.9 million ($83.32 per share as reported), as compared to $57.9 million ($73.03 per share as reported) for the same period in the prior year.

For the nine-months ended September 30, 2021, Farmers & Merchants Bancorp reported net income of $50.4 million, an increase of 16.5% from net income of $43.2 million during the same period of 2020. On a per share basis, earnings were $63.79, up 17.1% when compared to $54.49 per weighted average share of common stock outstanding in the first nine-months of 2020.  Return on average assets for the first nine-months of 2021 was 1.39%, and return on average equity was 15.37%.

Net interest income for the quarter ended September 30, 2021 was $39.1 million, up 3.7% over the same quarter in 2020. The Company’s net interest margin on a tax equivalent basis was 3.27% in the third quarter of 2021, compared to 3.80% in the third quarter of 2020. The net interest margin in the third quarter of 2021 continued to be impacted by the overall decline in market interest rates.

Total assets at quarter-end were $5.1 billion, up 18.6% from the third quarter of 2020. Total loans and leases outstanding exceeded $3.1 billion at September 30, 2021.  During the third quarter, loans, excluding SBA PPP loans, grew $153.1 million, or 5.34% (the equivalent of over 21% on an annualized basis).  Importantly, the Company has been successful in substantially replacing forgiven and repaid SBA PPP loans with new, higher yielding loans.  Total deposits of $4.6 billion increased 19.8% from September 30, 2020.  At quarter-end, total checking deposits represented 60.7% of total deposits compared to 56.4% at September 30, 2020.

The Company’s tier 1 leverage capital ratio was 8.97% at September 30, 2021, and total capital ratio was 13.28%, resulting in the highest possible regulatory classification of “well capitalized.”  Had the Company not participated in the SBA PPP program, the net result would have been a 26 basis point improvement to the September 30, 2021 tier 1 leverage capital ratio, increasing the ratio to 9.23%. The Company’s credit quality remained strong with only $516,000 of non-performing loans and leases at September 30, 2021 and a negligible delinquency ratio of only 0.036% of total loans and leases.  Since April 2020 we have restructured $278.1 million of loans under the CARES Act guidelines.  As of September 30, 2021 all of these loans have returned to some form of payment status, whether interest-only or full principal and interest.  The Company’s allowance for credit losses was $60.3 million at quarter-end, or 1.92% of total loans and leases (2.00% exclusive of government fully guaranteed loans issued under the SBA’s PPP program).

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record third quarter net income of $17.5 million and record year-to-date net income of $50.4 million.  We remain focused on generating high quality loan growth while at the same time protecting loan pricing.  These efforts have paid-off significantly, as our core loan portfolio (exclusive of SBA PPP loans) grew 5.34% (the equivalent of over 21% on an annualized basis) during the third quarter.  Additionally, our efforts to protect our net interest margin, in what is a very difficult interest rate and competitive environment, when combined with continued strong credit quality and careful expense control, allowed us to report strong financial results.

We actively participated in the federal government’s Small Business Administration’s Paycheck Protection Program (“PPP”), having funded $494.9 million of loans for over 2,000 customers since the program’s inception.  As of September 30, 2021, $121.2 million of these loans remain outstanding.  We have generated $17.9 million of fees for originating these loans, and as of September 30, 2021, $4.4 million of these fees remain to be accreted to income in a future period when those loans are forgiven by the SBA.

From a financial perspective, as reflected by the following September 30, 2021 measures, we remain in a strong financial position as we continue to face this period of economic uncertainty:

•	ROAA of 1.39% and ROAE of 15.64% in third quarter 2021;

•	Liquidity of $1.7 billion consisting of Fed Funds Sold and high quality Investment Securities;

•	Strong Asset Quality as reflected by only $516,000 of non-performing loans, and a negligible delinquency ratio of .036% of total loans;

•	Allowance for Credit Losses of $60.3 million or 1.92% of loans and leases (2.00% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program); and

•	Risk Based Capital Ratio of 13.28%.

Despite current low market interest rates and the potential for continuing economic impacts caused by the COVID-19 pandemic, we remain cautiously optimistic about the outlook for Farmers & Merchants Bancorp’s financial results in the remainder of 2021.  From a strategic perspective we are very excited about the pending opening of our full-service branch in Oakland, located in Montclair Village, during the fourth quarter of 2021.  This location will further support our expansion in the East Bay of San Francisco, a market with tremendous growth potential.

We are also pleased to report that F&M Bank has been named the “Best Community Bank in California” by Newsweek magazine.  Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  F&M Bank was selected from over 2,500 banks nationwide to receive this award.  This recognition speaks to the superior customer service the F&M Bank team members provide to our customers, and we are honored to have been selected.”

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations.  We are the 14th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains.  In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek, Napa and Concord. A new full-service branch in Oakland, California, located in Montclair Village, is scheduled to be opened in the fourth quarter of 2021.   The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2019 CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 86 consecutive years and we have increased dividends for 58 consecutive years. As a result, we are a member of a select group of only 34 publicly traded companies referred to as “Dividend Kings”, and we are ranked 14th in that group.   Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the state of California.  For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan and deposit production (including any annualized growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.